Exhibit 99.1

Summit Materials, Inc. Reports Second Quarter 2021 Results
- Record Second Quarter Net Revenue of $618.5 million, an increase of 7.5%
-Net income attributable to Summit Inc. of $56.7 million
-Record Second Quarter Adjusted EBITDA of $163.8 million, an increase of 2.4%
-Aggregates volumes increased 14.7%
-Cement volumes increased 8.3%

DENVER, CO. - (August 4, 2021) - Summit Materials, Inc. (NYSE: SUM, “Summit,” “Summit Materials,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the second quarter 2021.

For the three months ended July 3, 2021, the Company reported net income attributable to Summit Inc. of $56.7 million, or $0.48 per basic share, compared to net income attributable to Summit Inc. of $57.1 million, or $0.50 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $58.0 million, or $0.49 per adjusted diluted share as compared to adjusted diluted net income of $58.9 million, or $0.50 per adjusted diluted share in the prior year period.

Summit's net revenue increased $43.3 million, or 7.5% in the second quarter of 2021 to $618.5 million, compared to $575.2 million in the second quarter of 2020, on higher aggregates, ready-mix concrete and cement revenue relative to a year ago on continued favorable market demand conditions and price growth in all lines of business.

The Company reported operating income of $95.9 million in the second quarter 2021, a decrease of 4.1%, compared to $100.1 million in the prior year period. Higher aggregates, cement and ready-mix volume and prices across the business were offset by increases in cost of revenue and general and administrative expenses associated with implementation of our Elevate Summit strategy, combined with fewer working days in Texas due to unusually wet conditions in May. Summit's operating margin percentage for the three months ended July 3, 2021 decreased to 15.5% from 17.4%, from the comparable period a year ago, due to the factors noted above.

Adjusted EBITDA increased in the second quarter 2021 to $163.8 million as compared to $159.9 million in the second quarter 2020.

For the three months ended July 3, 2021, sales volumes increased 14.7% in aggregates, 8.3% in cement and 6.3% in ready-mix concrete relative to the same period last year on strong demand in most of our markets. Average selling prices in the second quarter of 2021 increased 2.4% in aggregates, 2.9% in cement, 3.0% in ready-mix concrete and 0.7% in asphalt. Adjusted cash gross profit for aggregates expanded to $85.8 million in the second quarter 2021, an increase of 14.3% relative to $75.0 million in the year ago quarter.

Anne Noonan, CEO of Summit Materials, commented, "Today we are reporting Summit's third consecutive quarter of record Adjusted EBITDA. These results reflect our team's commitment to operational and commercial excellence, which delivered volume growth in most lines of business and pricing growth in all lines of business. Demand fundamentals remain strong in our rural and exurban markets, while most of the state Departments of Transportation that we serve have returned to typical letting and operating conditions.

As part of our Elevate Summit strategy, we have now completed a total of five strategic divestitures, as we exit non-core or non-leading market positions, unlock proceeds for more strategic use, and convert some of those businesses to an asset light model to drive higher aggregates pull through. We believe Summit's organic growth profile and asset light conversion model position the company to absorb the impact of the foregone contribution from those five divested businesses, so we are leaving our full year Adjusted EBITDA guidance unchanged at this time."

As of July 3, 2021, the Company had $469.1 million in cash and $1.9 billion in debt outstanding. The Company's $345 million revolving credit facility has $329.1 million available after outstanding letters of credit. For the quarter ended July 3, 2021, cash flow provided by operations was $74.7 million and cash paid for capital expenditures was $132.7 million.

Brian Harris, CFO of Summit Materials added, "We are making meaningful progress on the leverage reduction element of our Elevate Summit strategy. Our Elevate Summit goal is less than 3.0x leverage, and we continue to believe that is within our sights in 2021."

For the full year 2021, Summit has not made any changes to its outlook for Adjusted EBITDA of approximately $490 million to $520 million, but may revisit this forecast as the year progresses. The Company continues to expect 2021 capital expenditure guidance of approximately $200 million to $220 million including approximately $25 million to $35 million for greenfield projects.

Second Quarter 2021 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by $23.5 million to $153.5 million in the second quarter 2021 when compared to the prior year period. Aggregates adjusted cash gross profit margin decreased to 55.9% in the second quarter 2021 as compared to 57.7% in the second quarter 2020. Aggregates sales volumes increased 14.7% in the second quarter 2021 when compared to the prior year period on organic growth in both the West and East segments. Volume increased in the Intermountain West, Virginia, Carolinas, Georgia, and British Columbia markets, partially offset by slight decreases in Kansas and Missouri as wind farm and flood repair volumes in the second quarter of 2020 did not repeat in 2021. Average selling prices for aggregates increased 2.4% in the second quarter 2021.

Cement Business: Cement segment net revenues increased 13.4% to $85.8 million in the second quarter 2021, when compared to the prior year period, on higher sales volume of cement. Cement adjusted cash gross profit margin decreased to 47.2% in the second quarter, compared to 50.8% in the prior year period. Our Green America Recycling facility continues to ramp up production following an explosion that occurred in April 2020. Sales volume of cement increased 8.3% in the second quarter and average selling prices increased 2.9% when compared to the prior year period.

Products Business: Products net revenues were $292.1 million in the second quarter 2021, compared to $285.0 million in the prior year period. Products adjusted cash gross profit margin decreased to 18.8% in the second quarter, versus 20.6% in the prior year period. Our organic average sales price for ready-mix concrete increased 3.0% and organic sales volumes of ready-mix concrete increased 6.3%, as volume increased in our Intermountain West, Texas, and British Columbia markets, and prices increased in most markets. Our organic average sales price for asphalt increased 0.7%, with pricing gains across our Texas geographies and British Columbia, while volume decreased 11.3%, due to a divestiture of a paving business.

Second Quarter 2021 | Results By Reporting Segment

Net revenue increased by 7.5% to $618.5 million in the second quarter 2021, versus $575.2 million in the prior year period on organic growth in our aggregates, cement, and ready-mix concrete operations. The Company reported operating income of $95.9 million in the second quarter 2021, compared to $100.1 million in the prior year period as favorable volume and price trends in most lines of business were partially offset by fewer working days in Texas due to unusually wet conditions in May.

Net income decreased to $57.8 million in the second quarter of 2021, compared to income of $58.9 million in the prior year period. Adjusted EBITDA increased 2.4% to $163.8 million in the second quarter of 2021, compared to $159.9 million in the prior year period on higher revenue.

West Segment: The West Segment reported operating income of $53.2 million in the second quarter 2021, compared to $56.7 million in the prior year period. Adjusted EBITDA was $78.8 million in the second quarter 2021, compared to $78.9 million in the prior year period, as higher volume and price for aggregates and ready-mix concrete were offset by fewer working days in Texas, which negatively impacted asphalt and paving volumes in particular. Market conditions continue to reflect strong demand for aggregates and ready-mix concrete, particularly in the Houston and Salt Lake City areas. Aggregates revenue in the second quarter increased 32.7% over the prior year period, while organic volumes and average sales prices increased 4.8% and 5.0%, respectively. Ready-mix concrete revenue in the second quarter 2021 increased 15.5% over the prior year period, as organic volumes increased 13.2% and organic average sales prices increased 2.2%, reflecting favorable market conditions for residential construction. Asphalt revenue decreased by 26.8% in the second quarter 2021 over the prior year period as asphalt volumes decreased 25.8%, due to wet conditions in Texas cited above, and sales prices increased 1.7%.

East Segment: The East Segment reported operating income of $34.6 million in the second quarter 2021, compared to $31.5 million in the prior year period as net revenue increases in aggregates, asphalt and paving and related services exceeded a decrease in ready-mix concrete. Adjusted EBITDA increased to $57.3 million in the second quarter 2021, compared to $53.4 million in the prior year period. Aggregates revenue increased 7.4%, as volumes increased 3.4% and average selling prices increased 3.8%. Ready-mix concrete revenue decreased 6.7% as organic volumes decreased by 11.4%, partially offset by organic average selling prices which increased 5.3%, primarily due to lower volumes in Kansas as wind farm projects in 2020 were not fully replaced in 2021. Asphalt revenue increased 35.8% as organic volumes increased 27.3% on higher volumes in Kentucky, Kansas and Virginia, while organic average selling prices increased 0.6% on lower liquid asphalt index prices in most of our markets.

Cement Segment: The Cement Segment reported operating income of $25.8 million in the second quarter 2021, compared to $26.1 million in the prior year period. Adjusted EBITDA increased to $39.4 million in the second quarter 2021, compared to $35.6 million in the prior year period on higher volumes. The segment reported increased organic sales volumes and organic average selling prices of 8.3% and 2.9%, respectively, during the second quarter 2021 as compared to the prior year period. Our Green America Recycling facility continues to ramp up production following an explosion that occurred in April 2020.

Liquidity and Capital Resources

As of July 3, 2021, the Company had cash on hand of $469.1 million and borrowing capacity under its $345 million revolving credit facility of $329.1 million. The borrowing capacity on the revolving credit facility is currently fully available to the Company within the terms and covenant requirements of its credit agreement. As of July 3, 2021, the Company had $1.9 billion in debt outstanding.

Financial Outlook

For the full year 2021, Summit has not made any changes to its outlook for Adjusted EBITDA of approximately $490 million to $520 million, but may revisit this forecast as the year progresses. The Company continues to expect 2021 capital expenditure guidance of approximately $200 million to $220 million including approximately $25 million to $35 million for greenfield projects.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Thursday, August 5, 2021, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s second quarter 2021 financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference on August 5, 2021:

Domestic Live: 1-877-823-8690
International Live: 1-825-312-2236
Conference ID:     3865846
Password:     Summit

To listen to a replay of the teleconference, which will be available through August 12, 2021:

Domestic Replay: 1-800-585-8367
International Replay: 1-416-621-4642
Conference ID:     3865846

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021, as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	the impact of the COVID-19 pandemic, or any similar crisis, on our business;

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	costs associated with pending and future litigation;

-	rising prices for commodities, labor and other production and delivery inputs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Six months ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
Revenue:
Product	$527,800	$488,260	$882,034	$793,567
Service	90,730	86,980	134,977	124,079
Net revenue	618,530	575,240	1,017,011	917,646
Delivery and subcontract revenue	49,387	55,769	78,750	80,553
Total revenue	667,917	631,009	1,095,761	998,199
Cost of revenue (excluding items shown separately below):
Product	346,697	315,079	623,831	569,134
Service	71,632	68,660	111,829	107,184
Net cost of revenue	418,329	383,739	735,660	676,318
Delivery and subcontract cost	49,387	55,769	78,750	80,553
Total cost of revenue	467,716	439,508	814,410	756,871
General and administrative expenses	47,448	39,727	99,090	81,413
Depreciation, depletion, amortization and accretion	58,233	53,928	114,569	105,706
Gain on sale of property, plant and equipment	(1,403)	(2,214)	(3,172)	(4,131)
Operating income	95,923	100,060	70,864	58,340
Interest expense	24,216	25,608	48,402	53,426
Loss (gain) on sale of businesses	236	—	(15,432)	—
Other income, net	(4,695)	(1,616)	(9,584)	(1,527)
Income from operations before taxes	76,166	76,068	47,478	6,441
Income tax expense (benefit)	18,408	17,181	12,965	(5,720)
Net income	57,758	58,887	34,513	12,161
Net income attributable to Summit Holdings (1)	1,099	1,823	371	76
Net income attributable to Summit Inc.	$56,659	$57,064	$34,142	$12,085
Earnings per share of Class A common stock:
Basic	$0.48	$0.50	$0.29	$0.11
Diluted	$0.48	$0.50	$0.29	$0.11
Weighted average shares of Class A common stock:
Basic	117,637,036	114,111,204	116,650,881	113,856,657
Diluted	118,585,398	114,137,857	117,832,026	114,252,268
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	July 3,	January 2,
	2021	2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$469,097	$418,181
Accounts receivable, net	316,615	254,696
Costs and estimated earnings in excess of billings	28,717	8,666
Inventories	198,217	200,308
Other current assets	15,271	11,428
Total current assets	1,027,917	893,279
Property, plant and equipment, less accumulated depreciation, depletion and amortization (July 3, 2021 - $1,184,841 and January 2, 2021 - $1,132,925)	1,865,841	1,850,169
Goodwill	1,176,351	1,201,291
Intangible assets, less accumulated amortization (July 3, 2021 - $13,366 and January 2, 2021 - $11,864)	71,409	47,852
Deferred tax assets, less valuation allowance (July 3, 2021 - $1,675 and January 2, 2021 - $1,675)	226,722	231,877
Operating lease right-of-use assets	28,164	28,543
Other assets	55,981	55,000
Total assets	$4,452,385	$4,308,011
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$6,354
Current portion of acquisition-related liabilities	13,519	10,265
Accounts payable	152,285	120,813
Accrued expenses	150,154	160,570
Current operating lease liabilities	7,019	8,188
Billings in excess of costs and estimated earnings	12,524	16,499
Total current liabilities	341,855	322,689
Long-term debt	1,890,697	1,892,347
Acquisition-related liabilities	32,815	12,246
Tax receivable agreement liability	328,812	321,680
Noncurrent operating lease liabilities	22,316	21,500
Other noncurrent liabilities	140,968	121,281
Total liabilities	2,757,463	2,691,743
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 117,955,888 and 114,390,595 shares issued and outstanding as of July 3, 2021 and January 2, 2021, respectively	1,180	1,145
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of July 3, 2021 and January 2, 2021	—	—
Additional paid-in capital	1,313,414	1,264,681
Accumulated earnings	360,914	326,772
Accumulated other comprehensive income	8,866	5,203
Stockholders’ equity	1,684,374	1,597,801
Noncontrolling interest in Summit Holdings	10,548	18,467
Total stockholders’ equity	1,694,922	1,616,268
Total liabilities and stockholders’ equity	$4,452,385	$4,308,011

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
($ in thousands)

	Three months ended
	July 3,	June 27,
	2021	2020
Cash flow from operating activities:
Net income	$34,513	$12,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	118,430	111,278
Share-based compensation expense	10,190	9,797
Net gain on asset and business disposals	(18,390)	(4,131)
Change in deferred tax asset, net	2,743	(8,175)
Other	92	1,244
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(60,829)	(28,969)
Inventories	(14,606)	(27,391)
Costs and estimated earnings in excess of billings	(21,475)	(30,557)
Other current assets	(3,925)	654
Other assets	4,927	6,420
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	26,858	15,410
Accrued expenses	(4,496)	4,681
Billings in excess of costs and estimated earnings	(2,031)	(1,253)
Tax receivable agreement liability	7,132	993
Other liabilities	(4,482)	(461)
Net cash provided by operating activities	74,651	61,701
Cash flow from investing activities:
Acquisitions, net of cash acquired	(7,271)	—
Purchases of property, plant and equipment	(132,723)	(105,724)
Proceeds from the sale of property, plant and equipment	6,806	6,607
Proceeds from sale of businesses	103,649	—
Other	(27)	1,629
Net cash used in investing activities	(29,566)	(97,488)
Cash flow from financing activities:
Payments on debt	(17,433)	(11,388)
Payments on acquisition-related liabilities	(8,378)	(9,703)
Proceeds from stock option exercises	31,766	310
Other	(417)	(907)
Net cash provided by (used in) financing activities	5,538	(21,688)
Impact of foreign currency on cash	293	(437)
Net increase (decrease) in cash	50,916	(57,912)
Cash and cash equivalents—beginning of period	418,181	311,319
Cash and cash equivalents—end of period	$469,097	$253,407

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Six months ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
Segment Net Revenue:
West	$313,617	$299,024	$548,361	$483,516
East	219,091	200,554	342,159	320,543
Cement	85,822	75,662	126,491	113,587
Net Revenue	$618,530	$575,240	$1,017,011	$917,646

Line of Business - Net Revenue:
Materials
Aggregates	$153,496	$129,989	$270,884	$226,150
Cement (1)	82,169	73,293	120,308	106,156
Products	292,135	284,978	490,842	461,261
Total Materials and Products	527,800	488,260	882,034	793,567
Services	90,730	86,980	134,977	124,079
Net Revenue	$618,530	$575,240	$1,017,011	$917,646

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$67,734	$54,942	$136,031	$114,465
Cement	41,672	34,894	79,032	71,549
Products	237,343	226,168	408,963	382,385
Total Materials and Products	346,749	316,004	624,026	568,399
Services	71,580	67,735	111,634	107,919
Net Cost of Revenue	$418,329	$383,739	$735,660	$676,318

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$85,762	$75,047	$134,853	$111,685
Cement (3)	40,497	38,399	41,276	34,607
Products	54,792	58,810	81,879	78,876
Total Materials and Products	181,051	172,256	258,008	225,168
Services	19,150	19,245	23,343	16,160
Adjusted Cash Gross Profit	$200,201	$191,501	$281,351	$241,328

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	55.9%	57.7%	49.8%	49.4%
Cement (3)	47.2%	50.8%	32.6%	30.5%
Products	18.8%	20.6%	16.7%	17.1%
Services	21.1%	22.1%	17.3%	13.0%
Total Adjusted Cash Gross Profit Margin	32.4%	33.3%	27.7%	26.3%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Six months ended
Total Volume	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Aggregates (tons)	17,091	14,901	30,600	26,093
Cement (tons)	708	654	1,048	954
Ready-mix concrete (cubic yards)	1,534	1,443	2,872	2,686
Asphalt (tons)	1,557	1,755	2,031	2,163

	Three months ended		Six months ended
Pricing	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Aggregates (per ton)	$11.39	$11.12	$11.06	$11.00
Cement (per ton)	119.64	116.29	118.68	116.26
Ready-mix concrete (per cubic yards)	119.94	116.41	119.18	115.31
Asphalt (per ton)	59.87	59.48	59.91	58.99

	Three months ended		Six months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	14.7%	2.4%	17.3%	0.5%
Cement (per ton)	8.3%	2.9%	9.9%	2.1%
Ready-mix concrete (per cubic yards)	6.3%	3.0%	6.9%	3.4%
Asphalt (per ton)	(11.3)%	0.7%	(6.1)%	1.6%

	Three months ended		Six months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	2.7%	4.7%	4.6%	2.7%
Cement (per ton)	8.3%	2.9%	9.9%	2.1%
Ready-mix concrete (per cubic yards)	6.3%	3.0%	6.9%	3.4%
Asphalt (per ton)	(11.3)%	0.7%	(6.1)%	1.6%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended July 3, 2021
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	17,091	$11.39	$194,595	$(41,099)	$153,496
Cement	708	119.64	84,673	(2,504)	82,169
Materials			$279,268	$(43,603)	$235,665
Ready-mix concrete	1,534	119.94	183,936	(75)	183,861
Asphalt	1,557	59.87	93,246	(82)	93,164
Other Products			103,259	(88,149)	15,110
Products			$380,441	$(88,306)	$292,135

	Six months ended July 3, 2021
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	30,600	$11.06	$338,389	$(67,505)	$270,884
Cement	1,048	118.68	124,376	(4,068)	120,308
Materials			$462,765	$(71,573)	$391,192
Ready-mix concrete	2,872	119.18	342,272	(178)	342,094
Asphalt	2,031	59.91	121,667	(140)	121,527
Other Products			177,141	(149,920)	27,221
Products			$641,080	$(150,238)	$490,842

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and six months ended July 3, 2021 and June 27, 2020.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended July 3, 2021
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$55,447	$37,035	$33,230	$(67,954)	$57,758
Interest (income) expense	(2,860)	(2,176)	(4,035)	33,287	24,216
Income tax expense	1,198	156	—	17,054	18,408
Depreciation, depletion and amortization	25,133	21,146	10,143	1,101	57,523
EBITDA	$78,918	$56,161	$39,338	$(16,512)	$157,905
Accretion	218	408	84	—	710
(Gain) loss on sale of businesses	(273)	509	—	—	236
Non-cash compensation	—	—	—	4,827	4,827
Other	(92)	206	—	—	114
Adjusted EBITDA	$78,771	$57,284	$39,422	$(11,685)	$163,792
Adjusted EBITDA Margin (1)	25.1%	26.1%	45.9%		26.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended June 27, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$57,040	$32,206	$29,386	$(59,745)	$58,887
Interest (income) expense	(709)	(433)	(3,116)	29,866	25,608
Income tax expense (benefit)	1,054	(36)	—	16,163	17,181
Depreciation, depletion and amortization	22,050	21,014	9,291	992	53,347
EBITDA	$79,435	$52,751	$35,561	$(12,724)	$155,023
Accretion	115	380	86	—	581
Non-cash compensation	—	—	—	4,892	4,892
Other	(607)	253	—	(229)	(583)
Adjusted EBITDA	$78,943	$53,384	$35,647	$(8,061)	$159,913
Adjusted EBITDA Margin (1)	26.4%	26.6%	47.1%		27.8%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended July 3, 2021
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$72,883	$44,004	$31,625	$(113,999)	$34,513
Interest (income) expense	(4,892)	(3,896)	(8,080)	65,270	48,402
Income tax expense	1,384	90	—	11,491	12,965
Depreciation, depletion and amortization	50,057	42,620	18,211	2,205	113,093
EBITDA	$119,432	$82,818	$41,756	$(35,033)	$208,973
Accretion	434	877	165	—	1,476
Gain on sale of businesses	(273)	(15,159)	—	—	(15,432)
Non-cash compensation	—	—	—	10,190	10,190
Other	(174)	493	—	—	319
Adjusted EBITDA	$119,419	$69,029	$41,921	$(24,843)	$205,526
Adjusted EBITDA Margin (1)	21.8%	20.2%	33.1%		20.2%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended June 27, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$57,538	$21,139	$17,108	$(83,624)	$12,161
Interest (income) expense	(1,287)	(1,002)	(6,292)	62,007	53,426
Income tax expense (benefit)	587	(165)	—	(6,142)	(5,720)
Depreciation, depletion and amortization	43,734	41,734	17,099	1,981	104,548
EBITDA	$100,572	$61,706	$27,915	$(25,778)	$164,415
Accretion	231	756	171	—	1,158
Non-cash compensation	—	—	—	9,797	9,797
Other	608	495	—	(899)	204
Adjusted EBITDA	$101,411	$62,957	$28,086	$(16,880)	$175,574
Adjusted EBITDA Margin (1)	21.0%	19.6%	24.7%		19.1%
________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net income attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three and six months ended July 3, 2021 and June 27, 2020. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Six months ended
	July 3, 2021		June 27, 2020		July 3, 2021		June 27, 2020
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income attributable to Summit Materials, Inc.	$56,659	$0.47	$57,064	$0.49	$34,142	$0.29	$12,085	$0.10
Adjustments:
Net income attributable to noncontrolling interest	1,099	0.02	1,823	0.01	371	—	76	—
Loss (gain) on sale of businesses	236	—	—	—	(15,432)	(0.13)	—	—
Adjusted diluted net income before tax related adjustments	57,994	0.49	58,887	0.50	19,081	0.16	12,161	0.10
Changes in unrecognized tax expense (benefit)	—	—	—	—	—	—	(9,537)	(0.08)
Adjusted diluted net income	$57,994	$0.49	$58,887	$0.50	$19,081	$0.16	$2,624	$0.02
Weighted-average shares:
Basic Class A common stock	117,436,461		114,111,204		116,423,833		113,856,657
LP Units outstanding	1,885,789		3,053,115		2,249,499		3,103,672
Total equity units	119,322,250		117,164,319		118,673,332		116,960,329

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three and six months ended July 3, 2021 and June 27, 2020.

	Three months ended		Six months ended
	July 3,	June 27,	July 3,	June 27,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2021	2020	2021	2020
($ in thousands)
Operating income	$95,923	$100,060	$70,864	$58,340
General and administrative expenses	47,448	39,727	99,090	81,413
Depreciation, depletion, amortization and accretion	58,233	53,928	114,569	105,706
Gain on sale of property, plant and equipment	(1,403)	(2,214)	(3,172)	(4,131)
Adjusted Cash Gross Profit (exclusive of items shown separately)	$200,201	$191,501	$281,351	$241,328
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	32.4%	33.3%	27.7%	26.3%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three and six months ended July 3, 2021 and June 27, 2020.

	Three months ended		Six months ended
	July 3,	June 27,	July 3,	June 27,
($ in thousands)	2021	2020	2021	2020
Net income	$57,758	$58,887	$34,513	$12,161
Non-cash items	74,221	74,346	113,065	110,013
Net income adjusted for non-cash items	131,979	133,233	147,578	122,174
Change in working capital accounts	(36,010)	(32,601)	(72,927)	(60,473)
Net cash provided by operating activities	95,969	100,632	74,651	61,701
Capital expenditures, net of asset sales	(58,823)	(40,448)	(125,917)	(99,117)
Free cash flow	$37,146	$60,184	$(51,266)	$(37,416)

Contact:

Karli Anderson
EVP, Chief Environmental, Social & Governance Officer and Head of Investor Relations
karli.anderson@summit-materials.com
303-875-3886